Exhibit 10.24

NONQUALIFIED DEFERRED COMPENSATION PLAN FOR

NON-EMPLOYEE DIRECTORS OF

AMERICAN WATER WORKS COMPANY, INC.

(Effective as of January 1, 2008)

NONQUALIFIED DEFERRED COMPENSATION PLAN FOR

NON-EMPLOYEE DIRECTORS OF

AMERICAN WATER WORKS COMPANY, INC.

ARTICLE I

PURPOSE

American Water Works Company, Inc. (“AWW”) hereby adopts this Plan, effective as of the Effective Date, in recognition of the services provided by certain Non-Employee Directors of AWW. The Plan is intended to provide Non-Employee Directors with the opportunity to defer compensation that would otherwise be paid by AWW or any subsidiary or affiliate thereof, on account of, or in connection with, the services performed by such Non-Employee Directors. AWW intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code. AWW also intends that the Plan be operated and maintained in accordance with the requirements of section 409A of the Code and the regulations and rulings thereunder. All capitalized terms shall have the meanings set forth in ARTICLE II below.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2-1 “Amended Enrollment Agreement” means a new Enrollment Agreement executed by a Participant that satisfies the requirements of Section 7-4 below and that changes the time and/or form of a distribution for a particular Plan Year.

Section 2-2 “AWW” means American Water Works Company, Inc. or any successor thereto.

Section 2-3 “Beneficiary” means the person or persons (natural or otherwise) designated by the Participant as such in accordance with Section 10-1 below.

Section 2-4 “Board” means the Board of Directors of AWW.

Section 2-5 “Change of Control” means a change in:

(a)	the ownership of the AWW, as defined in Treas. Reg. § 1.409A-3(i)(5)(v),

(b)	effective control of AWW, as defined in Treas. Reg. § 1.409A-3(i)(5)(vi), or

(c)	the ownership of a substantial portion of the assets of AWW, as defined in Treas. Reg. § 1.409A-3(i)(5)(vii).

Section 2-6 “Code” means the Internal Revenue Code of 1986, as amended.

Section 2-7 “Committee” means the Board.

Section 2-8 “Deemed Investment Option” means the deemed investment options as designated by the Committee for purposes of the Plan, as may be changed from time to time. Each Participant shall designate the Deemed Investment Options pursuant to which deemed earnings (or losses) shall be credited to the Participant’s Deferral Account in accordance with ARTICLE V.

Section 2-9 “Deferral Account” means the bookkeeping account established by AWW to which are credited Deferral Contributions, and notational earnings and losses thereon.

Section 2-10 “Deferral Contribution” means the Director Fee Deferrals credited to the Plan on behalf of a Participant pursuant to Section 4-1 below.

Section 2-11 “Director Fees” means, for each Participant, the fees and other remuneration, excluding any grants of stock options or restricted stock, that, but for the execution of a valid Enrollment Agreement, would otherwise be paid to such Participant on account of the services rendered as a member of the Board.

Section 2-12 “Director Fee Deferral” means that portion of a Participant’s Director Fees as to which a Participant has made an irrevocable election to defer receipt until the date specified in the Participant’s Enrollment Agreement.

Section 2-13 “Effective Date” means January 1, 2008.

Section 2-14 “Enrollment Agreement” means the authorization form which a Non-Employee Director timely files with the Committee to make Director Fee Deferrals to the Plan.

Section 2-15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2-16 “Non-Employee Director” means any individual who:

(a)	is a member of the Board, and

(b)	is not an employee of AWW.

Section 2-17 “Participant” means each Non-Employee Director who is participating in the Plan in accordance with the provisions of ARTICLE IV. In the event of a Participant’s death, the term Participant shall mean the Participant’s Beneficiary. In the case of a Participant’s incompetency, the term Participant shall include an individual with a duly authorized power of attorney or, in the absence of a duly authorized power of attorney, the Participant’s personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Deferral Account.

Section 2-18 “Plan” means this plan, called the Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc.

Section 2-19 “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

Section 2-20 “Separation From Service” means a Participant’s separation from service with the Employer within the meaning of section 409A of the Code and the regulations issued thereunder.

Section 2-21 Specified Date” means a specific time within the meaning of section 409A of the Code and the regulations issued thereunder that is designated by the Participant in his or her Enrollment Agreement or Amended Enrollment Agreement, as applicable; provided, however, that the Specified Date cannot be sooner than the date on which the Participant has vested in all of the amounts credited to his or her Deferral Account pursuant to ARTICLE VI.

Section 2-22 “Unforeseeable Emergency” means the Participant has experienced an “unforeseeable emergency” within the meaning of Treas. Reg. §1.409A-3(i)(3)(i).

ARTICLE III

ADMINISTRATION OF THE PLAN AND DISCRETION

Section 3-1 Administration. The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon AWW, the Board, each Participant, each Beneficiary and all persons and entities having an interest therein, and a Participant’s participation in the Plan shall constitute that Participant’s acknowledgement and acceptance of the Committee’s authority and discretion. The Committee may from time to time adopt rules and regulations governing the operation of this Plan and may employ and rely on such employees of AWW, legal counsel, accountants, and agents, as it may deem advisable to assist in the administration of the Plan.

Section 3-2 Compensation of Committee; Expenses. Members of the Committee shall serve without compensation for any services relating solely to the Plan. All expenses of administering the Plan shall be paid by AWW.

Section 3-3 Indemnification. AWW shall indemnify, defend and hold the Committee harmless from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

Section 3-4 Interpretations. Any decisions, actions or interpretations to be made under the Plan by AWW or the Committee shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

ARTICLE IV

PARTICIPATION

Section 4-1 Deferral Contributions.

(a)	Effective as of the Effective Date, and annually thereafter, all Non-Employee Directors will be offered the opportunity to make a Director Fee Deferral with respect to Director Fees that have not yet been earned. Any Non-Employee Director may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by a date set by the Committee, but in any event prior to the first day of the Plan Year in which the Director Fees to which the Enrollment Agreement relates would otherwise be paid. Pursuant to said Enrollment Agreement, the Non-Employee Directors shall irrevocably elect the percentage (up to 100%) (whole percentages only) by which the Non-Employee Director’s Director Fees to be earned during that Plan Year, after any required authorized or required deductions, will be deferred to the Plan.

(b)	Any Deferral Contribution made under this Section 4-1 will be credited to the Non-Employee Director’s Deferral Account as soon as administratively practicable following the end of the applicable period for which the deferral relates. An Enrollment Agreement executed by a Non-Employee Director will remain in effect for all subsequent Plan Years while the Non-Employee Director remains a Non-Employee Director, unless, prior to the beginning of any Plan Year, the Non-Employee Director completes and fully executes a new Enrollment Agreement with the Committee by the date set by the Committee, but in any event prior to the first day of the Plan Year in which the new Enrollment Agreement will become effective.

(c)	Notwithstanding anything herein to the contrary, if a Participant experiences an Unforeseeable Emergency the Participant may submit a request to the Committee on the form provided by the Committee to cease the Director Fee Deferrals being made in the current Plan Year on the Participant’s behalf. If the Committee determines that the Participant has experienced an Unforeseeable Emergency the cessation of the Participant’s Director Fee Deferrals will be effective as of the period that ends after the Committee’s determination. Any Participant who ceases Director Fee Deferrals on account of an Unforeseeable Emergency shall not be eligible to elect to make any future Director Fee Deferrals for the remainder of the Plan Year in which the Unforeseeable Emergency occurs. For any future Plan Year, the Non-Employee Director will need to execute a new Enrollment Agreement within the time period described above.

Section 4-2 Time of Distribution.

(a)	In addition to designating the percentage of deferrals in the Enrollment Agreement as provided in Section 4-1, the Participant shall also designate the time on which such Deferral Contributions for the Plan Year shall ultimately be paid to the Participant. A Participant may elect one of the following as a permitted time for distribution of his or her Deferral Contributions for such Plan Year:

(i)	Separation From Service;

(ii)	a Specified Date;

(iii)	the earlier of a:

(A)	Separation From Service;

(B)	Specified Date;

(C)	Change of Control; or

(D)	any combination of the events described in subsections (A), (B), or (C) above; or

(iv)	the later of a Separation From Service or a Specified Date, or, if earlier, a Change of Control, if so elected by the Participant.

(b)	If a Participant does not make an election in the Enrollment Agreement as to the time of payment for his or her Deferral Contributions for the Plan Year as permitted in Section 4-2(a) above, the Participant shall be deemed to have elected Separation From Service as the time of payment.

(c)	Except as provided in Section 7-4, the election as to the time of payment cannot be subsequently changed.

Section 4-3 Form of Distribution.

(a)	In addition to designating the percentage of deferrals in the Enrollment Agreement as provided in Section 4-2 above, Participants shall also designate the form pursuant to which such Deferral Contributions for the Plan Year shall be paid to the Participant. A Participant may elect one of the following forms for distribution of his or her Deferral Contributions for such Plan Year:

(i)	lump sum or

(ii)	annual installments that are paid in an equivalent amount over a period of between two (2) and ten (10) years, as designated by the Participant in the Enrollment Agreement;

(b)	If a Participant does not make an election in the Enrollment Agreement as to the form of payment for his or her Deferral Contributions for the Plan Year as provided in Section 4-3(a) above, the Participant shall be deemed to have elected lump sum as the form of payment.

(c)	For purposes of section 409A of the Code, each payment under this Plan shall be treated as a separate payment. In addition, an election as to a series of installment payments under the Plan is to be treated as an election to a series of separate payments. Except as provided in Section 7-4 below, the election as to the form of payment cannot be subsequently changed.

Section 4-4 Newly Eligible Non-Employee Directors. The Committee, acting on behalf of AWW, may, in its discretion, permit a Non-Employee Director who first becomes a Participant after the beginning of a Plan Year, and such Non-Employee Director is not and was not otherwise eligible to participate in this or any other nonqualified deferred compensation plan for the Plan Year that is required to be aggregated with the Plan for purposes of section 409A of the Code, to enroll in the Plan to defer Director Fees for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4-1, as soon as administratively practicable following the date the Non-Employee Director first becomes a Non-Employee Director but not later than thirty (30) days from such date. Notwithstanding the foregoing, however, any election by a Non-Employee Director, pursuant to this Section 4-4, to make a Director Fee Deferral shall apply only with respect to Director Fees paid for services to be performed after the date on which such Enrollment Agreement is filed. For this purpose, the election will be deemed to apply to the portion of the Director Fees paid for services performed after the Enrollment Agreement is filed, provided that this amount will be determined by the total amount of Director Fees for the performance period multiplied by the ratio of the number of days remaining in the Plan Year after the Enrollment Agreement is filed over 365.

Section 4-5 Change in Status. If at any time during the Plan Year a Non-Employee Director ceases to qualify as such, then the following provisions shall apply.

(a)	Cessation as a Non-Employee Director. If a Participant ceases to qualify as a Non-Employee Director at any time during the Plan Year, but remains a member of the Board, the former Non-

Employee Director’s Participant Deferral for the Plan Year will continue in effect for the remainder of the Plan Year. The Participant shall not be eligible to elect to make Participant Deferrals for any future Plan Year, unless the Participant subsequently qualifies as a Non-Employee Director.

ARTICLE V

INVESTMENT CREDITS AND FUNDING

Section 5-1 Returns on Accounts. A Participant’s Deferral Account shall be credited with returns in accordance with the Deemed Investment Options elected by the Participant from time to time; provided, however, that if the Participant does not affirmatively elect a Deemed Investment Option, until the Participant makes an affirmative election as to the Deemed Investment Options under the Plan, the Participant will be deemed to have elected the default investment option that the Committee has designated for this purpose. Unless otherwise provided under this Plan, Participants may allocate the amounts credited to their Deferral Account among the Deemed Investment Options available under the Plan only in whole percentages of not less than one percent. The rate of return, whether positive or negative, credited under each Deemed Investment Option is based upon the actual investment performance of the investment fund(s) designated by the Committee from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.

Section 5-2 Deemed Investment Options.

(a)	The Deemed Investment Options available under the Plan shall consist of those funds that the Committee has designated as of the Effective Date as the Deemed Investment Options under the Plan; provided, however, the Committee reserves the right, on a prospective basis, to add or delete Deemed Investment Options. Notwithstanding that the rates of return credited to Participants’ Accounts under the Deemed Investment Options are based upon the actual performance of the investment funds designated by the Committee, AWW shall not be obligated to invest any Deferral Contributions under this Plan, or any other amounts, in such portfolios or in any other investment funds. The Plan shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of AWW for payment of any distributions hereunder.

(b)	Notwithstanding the foregoing, however, the Committee may, but shall not be required, to authorize the establishment of a trust or the purchase of insurance to serve as a funding vehicle for AWW’s obligations with respect to the Plan. In any event, the obligation of AWW hereunder shall constitute a general, unsecured obligation; payable solely from the general assets of AWW, and no Participant shall have any rights to any specific assets of AWW.

Section 5-3 Changes in Deemed Investment Options. A Participant may change the Deemed Investment Options to which the Participant’s Accounts are deemed to be allocated on such basis as determined by the Committee in its sole discretion. As the Participant may elect, each such change may include:

(a)	reallocation of the Participant’s Deferral Account in whole percentages of not less than one percent, and/or

(b)	changes in investment allocation of amounts to be credited to the Participant’s Deferral Account in the future.

Section 5-4 Valuation of Accounts. The value of a Participant’s Deferral Account as of any date shall equal the amounts theretofore credited to such Deferral Account, including any earnings (positive or negative) deemed to be earned on such Deferral Account in accordance with Section 5-1 above through the day preceding such date, less the amounts theretofore deducted from such Deferral Account.

Section 5-5 Statement of Accounts. The Committee shall provide to each Participant, not less frequently than quarterly (or such other period as determined by the Committee in its sole discretion), a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his or her Accounts.

ARTICLE VI

VESTING

Each Participant shall at all times be fully vested in the amounts credited to his or her Deferral Account.

ARTICLE VII

DISTRIBUTIONS

Section 7-1 Distributions. A Participant shall receive a distribution of the vested amount credited to his or her Deferral Account under the Plan at the time and in the form selected by the Participant in the Enrollment Agreement, as provided in ARTICLE IV, or the Amended Enrollment Agreement, as provided in Section 7-4 below. A distribution paid pursuant to this Section 7-1 shall commence to be paid by AWW to the Participant as soon as administratively practicable on or following the time designated by the Participant, but no later than sixty (60) days following such designated time, and shall be paid to the Participant entirely in cash.

Section 7-2 Death of Participant. If a Participant dies prior to commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the entire vested amount credited to the Participant’s Deferral Account as soon as administratively practicable following the date of discovery of, or notification regarding, the Participant’s death, but no later than sixty (60) days following the discovery of, or notification regarding the Participant’s death. If a Participant dies after commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the remaining installments payable to the Participant under the Plan as soon as administratively practicable following the date of discovery of, or notification regarding, the Participant’s death, but no later than sixty (60) days following the discovery of, or notification regarding the Participant’s death.

Section 7-3 Distribution on Account of an Unforeseeable Emergency. In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, AWW shall pay from the Participant’s Deferral Account as soon as practicable following such determination, an amount necessary to meet the Unforeseeable Emergency, after deduction of any and all taxes as may be required pursuant to Section 10-7 below. Except as otherwise provided in regulations under section 409A of the Code, the amounts distributed to a Participant pursuant to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement of compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). With respect to that portion of the Deferral Account which is distributed to a Participant, in accordance with this Section 7-3, the value of such amount shall be reduced from the Participant’s Deferral Account. Notwithstanding anything in this Plan to the contrary, a Participant who receives a distribution pursuant to this Section 7-3 in any Plan Year shall not be entitled to make any further Deferral Contributions, for the remainder of such Plan Year. No distributions pursuant to this Section 7-3 may be made from the Participant’s Deferral Account.

Section 7-4 Change in Time and/or Form.

(a)	A Participant may change the time and/or form of a distribution designated in an Enrollment Agreement for a particular Plan Year by filing an Amended Enrollment Agreement with the Committee in accordance with the requirements of this Section 7-4. Specifically, to change the time and/or form of a distribution for a particular Plan Year, the Amended Enrollment Agreement applicable to such distribution must satisfy the following:

(i)	the Amended Enrollment Agreement will not become effective for the twelve (12) month period after the date on which the Amended Enrollment Agreement is filed with the Committee;

(ii)	the distribution cannot commence for a period that is not less than five (5) years from the date such payment was originally scheduled to commence pursuant to the original Enrollment Agreement; and

(iii)	with respect to a change in a time or form of payment on a Specified Date, the amendment to the Enrollment Agreement cannot be made less than twelve (12) months prior to the date of the scheduled payment.

(b)	Notwithstanding anything herein to the contrary, with the exception of a Participant’s death, once payment has commenced the form of such payment shall not be modified.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Plan may be amended, suspended, discontinued or terminated at any time by the Committee; provided, however, that, except as provided below, no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Deferral Account as of the effective date of such amendment, suspension, discontinuance or termination. Notwithstanding anything to the contrary in this ARTICLE VIII, if the Committee determines that, in order to avoid current taxation of amounts deferred under the Plan or to comply with applicable law, additional restrictions must be placed on Participants’ rights under the Plan, then the Committee may, in its sole discretion, amend the Plan to impose such restrictions, and/or cease deferrals under the Plan with respect to all Plan Accounts, affected Accounts or the affected portions of Accounts. If the Committee terminates the Plan, Participants shall be entitled to a distribution of their benefit under the Plan if the termination is on account of a permitted distribution event under Treas. Reg. §1.409A-3(j)(4)(ix)(A), (B), (C) or (D) and the requirements, as applicable, of such regulations are met with respect to the termination of the Plan and distribution of benefits hereunder.

ARTICLE IX

CLAIMS PROCEDURES

Section 9-1 Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim.

Section 9-2 Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided a written explanation, using language calculated to be understood by the Claimant, setting forth:

(a)	the specific reason or reasons for such denial;

(b)	the specific reference to relevant provisions of the Plan on which such denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

(d)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(e)	the time limits for requesting a review.

Section 9-3 Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. The Claimant, or his or her duly authorized representative, may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

Section 9-4 Review of Decision.

(a)	Within sixty (60) days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant. If the decision is adverse, the written opinion will:

(i)	set forth the specific reasons for the decision and specific references to the relevant provisions of this Plan on which the decision is based; and

(ii)	include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.

(b)	If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE X

MISCELLANEOUS

Section 10-1 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal percentages, unless the Participant has specifically designated otherwise.

Section 10-2 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the service of AWW, nor shall it interfere with the rights to terminate the service of any Participant and/or to take any action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by AWW.

Section 10-3 No Limitation on Actions by AWW. Nothing contained in the Plan shall be construed to prevent AWW from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against AWW as a result of such action.

Section 10-4 Obligations to AWW. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to AWW, then AWW may offset such amount owed to AWW against the amount of benefits otherwise distributable, but only as such distributions would otherwise be made if paid to the Participant in accordance with such Participant’s Enrollment Agreement. Such determination shall be made by the Committee.

Section 10-5 Nonalienation of Benefits.

(a)	Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. AWW’s obligations under this Plan are not assignable or transferable except to:

(i)	any corporation or partnership which acquires all or substantially all of AWW’s assets or

(ii)	any corporation or partnership into which AWW may be merged or consolidated.

(b)	The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

Section 10-6 Protective Provisions. Each Participant shall cooperate with AWW by furnishing any and all information requested by AWW in order to facilitate the payment of benefits hereunder, taking such physical examinations as AWW may deem necessary and taking such other relevant action as may be requested by AWW. If a Participant refuses to cooperate, AWW shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Accounts in accordance with his or her prior elections.

Section 10-7 Withholding Taxes. AWW may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which AWW is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any deferrals to, amounts credited to and benefits payable under the Plan, including, but not limited to, withholding of appropriate sums from any amount payable to the Participant (or his or her Beneficiary) under the Plan or otherwise payable to the Participant from other sources. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such deferrals, credits and benefits.

Section 10-8 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of AWW, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of AWW.

Section 10-9 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Section 10-10 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

Section 10-11 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

Section 10-12 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

Section 10-13 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to AWW’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the AWW’s records.

Section 10-14 Missing Participants. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount credited to the Participant’s Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to ARTICLE VII.

Section 10-15 Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and AWW.

Section 10-16 Section 409A. The Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall be administered in accordance with section 409A of the Code to the extent section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, elections to defer Director Fees to the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

Executed this 12th day of November, 2007.

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